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                                                                    EXHIBIT 11.1

                         VIRUS RESEARCH INSTITUTE, INC.

             STATEMENT RE: COMPUTATION OF PRO FORMA LOSS PER SHARE


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                                                                            THREE MONTHS ENDED
                                                           YEAR ENDED    -------------------------
                                                          DECEMBER 31,    MARCH 31,     MARCH 31,
                                                              1995          1995          1996
                                                          ------------   -----------   -----------
                                                                         (UNAUDITED)
Net loss per historical financial statements............  $ (6,297,028)  $(2,289,856)  $(1,366,909)
Interest on Convertible Notes...........................        10,249            --        20,000
                                                           -----------   -----------   -----------
Pro forma net loss......................................  $ (6,286,779)   (2,289,856)   (1,346,909)
                                                           ===========   ===========   ===========
Pro forma weighted average common shares outstanding....     6,103,977     6,103,581     6,138,776
"Cheap" stock issued April 1, 1995 to March 31, 1996....       286,783       286,783       286,783
                                                           -----------   -----------   -----------
                                                             6,390,760     6,390,364     6,425,559
                                                           ===========   ===========   ===========
Pro forma net loss per share............................  $       (.98)  $      (.36)  $      (.21)
                                                           ===========   ===========   ===========
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